North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
December 19, 2008

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES PRELIMINARY APPROVAL TO PARTICIPATE IN U.S. TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (Nasdaq: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”) announced today that it received preliminary approval from the U.S. Treasury Department to participate in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) in the amount of $10,200,000.  The approval is subject to certain conditions and the execution of definitive agreements.

“We are pleased that North Central Bancshares, Inc. has received preliminary approval to participate in this voluntary program available to the nation’s healthiest banks.  Even without this additional capital, First Federal Savings Bank of Iowa is well-capitalized and exceeds all regulatory capital requirements.  This new equity investment will further increase our capacity to support economic activity and growth in each of the communities we serve through responsible lending,” said David M. Bradley, Chairman and Chief Executive Officer.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 11 full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation.  The Company's stock is traded on The Nasdaq Global Market under the symbol “FFFD”.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, Chief Executive Officer, 515-576-7531.